NEWMARKET CORPORATION

Restricted Stock Unit Agreement

THIS AGREEMENT dated as of the 28th day of October 2014, is between NEWMARKET CORPORATION, a Virginia corporation (the "Corporation"), and David A. Fiorenza ("Participant") is made pursuant and subject to the provisions of the NewMarket Corporation 2014 Stock Incentive Plan (the "Plan"). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock Units. The Corporation, on November 14, 2014, ("Award Date") grants to Participant an award of 40 stock units ("Restricted Stock Unit"). Each Restricted Stock Unit represents the right to receive a cash payment based on the value of a share of the Corporation's Common Stock on the date the Restricted Stock Unit award is Vested (as defined in Section 3 below). This award of Restricted Stock Units is subject to the terms and conditions set forth herein.

2. Restrictions. Except as provided in this Agreement, the Restricted Stock Unit award is nontransferable and is subject to a substantial risk of forfeiture.

3. Vesting. Participant's interest in the Restricted Stock Unit award shall be transferable and nonforfeitable ("Vested") on February 28, 2015 ("Vesting Date"). In addition, the Restricted Stock Unit award shall become Vested as of the date the Participant dies or becomes totally and permanently disabled (within the meaning of Code section 22(c)(3)) prior to the Vesting Date and the date of Participant's death or disability shall be considered the Vesting Date for purposes of Sections 4 and 5 below.

4. Forfeiture. Participant's right to the Restricted Stock Unit award shall be forfeited if Participant's employment with the Corporation or an Affiliate terminates prior to the Vesting Date.

5. Payment. If Participant becomes Vested in the Restricted Stock Unit award, the Corporation shall make a cash payment equal to the Fair Market Value of the Corporation's Common Stock on the Vesting Date times the number of Restricted Stock Units granted pursuant to Section 1. The cash payment will be made on the next following payroll date following the date the Participant becomes Vested.

6. Taxes. The Corporation shall retain and withhold from the Restricted Stock Unit award, the amount of taxes required by any government to be withheld to satisfy minimum statutory withholding obligations with respect to such award.

7. No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate Participant's employment at any time.

8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9. 409A. Payments under this Agreement are intended to satisfy the exception under Internal Revenue Code Section 409A for short-term deferrals and shall be administered and interpreted accordingly.

10. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

11. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

NEWMARKET CORPORATION

By /s/ M. Rudolph West

M. Rudolph West

(Printed Name)

PARTICIPANT

By /s/ David A. Fiorenza

David A. Fiorenza

(Printed Name)

NewMarket 2014 Restricted Stock Unit Agreement.doc